EXHIBIT 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS THIRD QUARTER 2006 RESULTS
•	Third Quarter EPS of $1.06, Includes a $0.06 One-Time Pension Charge

•	Comparable EPS of $1.12 Increases 14%

•	Revenue Up 9%; Operating Revenue Grows 7%

•	Full Year EPS Forecast $4.01 to $4.06
     MIAMI, October 25, 2006 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) of $1.06 for the three-month period ended September 30, 2006, up 8% compared with $0.98 in the year-earlier period. Earnings in the current period included a one-time, non-cash after-tax charge of $3.5 million to adjust the accounting for certain pension costs. Excluding this charge, EPS was up 14% to $1.12, compared with the Company’s previous EPS forecast range of $1.05 to $1.10 for the third quarter of 2006. EPS improvement reflects better business segment results and the impact of a stock repurchase program completed in February of 2006.
     Net earnings for the third quarter of 2006 were $65.3 million compared with $63.3 million in the year-earlier period. Excluding the pension accounting charge, earnings were up 9% to $68.8 million driven by better operating performance and continuing leverage from revenue growth in the Supply Chain Solutions (SCS) and Dedicated Contract Carriage (DCC) segments.
     Revenue for the third quarter of 2006 was $1.62 billion, up 9% from $1.49 billion in the comparable period last year with all business segments reporting revenue growth. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.14 billion, up 7% compared with $1.07 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment revenue grew 5% driven by higher fuel services revenue and full service lease contract growth. SCS business segment revenue grew 19% in the third quarter of 2006 driven by higher volumes and new and expanded business in all industry groups, and an increase in managed subcontracted transportation. DCC business segment revenue increased 5% due to new and expanded business, and pricing increases associated with higher fuel costs.
     Earnings for the third quarter of 2006 were negatively affected by a one-time, non-cash after-tax charge of $3.5 million recorded to adjust the accounting for prior service costs related to retiree pension benefit improvements made in 1995 and 2000. During the quarter, the Company determined that these costs had not been amortized over the appropriate periods; however, the amounts involved were not material to the Company’s financial statements in any individual prior period. The adjustment recorded resulted in a cumulative correction that reduced earnings for the quarter.
     “We delivered a 14% increase in comparable EPS from 7% higher operating revenue, reflecting continued strong earnings on accelerated contractual revenue growth,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We were particularly pleased with the revenue and earnings growth across all industries of our supply chain business, including automotive, industrial, and notably strong performance within the high-tech and consumer sectors.”
Year-to-Date Operating Results
     Revenue for the nine months ended September 30, 2006 was $4.71 billion, up 12% from $4.20 billion in the same period of 2005. Operating revenue (revenue excluding fuel and subcontracted transportation) for the first nine months of 2006 was $3.31 billion, up 6% from $3.12 billion in the same period of 2005. Ryder’s 2006 year-to-date net earnings were $183.1 million, compared with $168.1 million in the year-earlier period. EPS was $2.97 through the first nine months of 2006 compared with $2.60 for the same period of 2005. EPS included an $0.11 income tax benefit related to a change in Texas and Canada income tax laws in 2006 and a $0.12 income tax benefit related to a change in Ohio income tax laws in 2005. Excluding the income tax benefits in both years and the previously discussed pension accounting charge, comparable year-to-date net earnings were up 12% to $179.9 million, and EPS was up 17% to $2.91, compared with the year-earlier period.
Third Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before

Tax (NBT), allocates Central Support Services to each business segment.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the third quarter of 2006 was $1.06 billion, up 5% compared with $1.01 billion in the year-earlier period. Fuel services revenue for the third quarter of 2006 increased 10% compared with the same period in 2005 due primarily to higher fuel pricing as a result of market cost increases. Operating revenue (revenue excluding fuel) in the third quarter of 2006 was $750.1 million, up 3% compared with $728.6 million in the year-earlier period. Full service lease revenue for the quarter was up 4% from the same period last year reflecting growth in all geographic markets. In the quarter, contract maintenance revenue increased 10% due to new sales activity, and contract-related maintenance revenue grew 4% from increased transactional business. Commercial rental revenue decreased 1% from the year-earlier period, reflecting a decline in rental fleet utilization.
     The FMS business segment’s NBT increased to $103.7 million in the third quarter of 2006, up 1% compared with $102.6 million in the same period of 2005. This improvement was related primarily to better North American lease and contract maintenance performance and lower depreciation costs. Those results were offset partially by higher marketing expenses, sales force and other compensation-related expenses in North America. Interest expense increased due primarily to planned higher debt levels to support investment in the contractual full service lease fleet, and higher leverage from share repurchases. Business segment NBT as a percentage of operating revenue was 13.8% in the third quarter of 2006, down 30 basis points compared with 14.1% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, third quarter 2006 revenue totaled $513.8 million, up 19% from $433.4 million in the comparable period in 2005. Revenue grew primarily due to higher volumes and new and expanded business in all industry groups, and an increase in managed subcontracted transportation. Third quarter 2006 operating revenue (revenue excluding subcontracted transportation) was $299.1 million, up 18% compared with $254.3 million in the year-earlier period.
     The SCS business segment’s NBT was $16.4 million in the third quarter of 2006, up 54% from $10.6 million in the same quarter of 2005. The earnings increase was due to higher volumes and new and expanded business in all U.S. industry groups and better margins in the Company’s Brazil operations. Third quarter 2006 NBT for the business segment as a percentage of operating revenue was up 130 basis points at 5.5%, compared with 4.2% in the same quarter of 2005.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, third quarter 2006 revenue totaled $146.4 million, up 5% compared with $139.0 million in the third quarter of 2005. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2006 was $140.7 million, up 5% from $134.6 million in the year-earlier period. Revenue increased due to new and expanded business, as well as higher fuel costs passed through to customers.
     The DCC business segment’s NBT in the third quarter of 2006 was $11.7 million, up 27% compared with $9.2 million in the third quarter of 2005. Business segment NBT was positively impacted by new and expanded business and lower safety costs. Business segment

NBT as a percentage of operating revenue was 8.3% in the third quarter of 2006, up 150 basis points from 6.8% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the third quarter of 2006, CSS costs were flat at $49.1 million, as lower information technology spending, principally from ongoing cost containment initiatives, was offset by higher share-based compensation from the expensing of stock options and incentive compensation.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $1.26 billion for the nine-month period ended September 30, 2006, compared with $1.15 billion in the same period of 2005. Net capital expenditures (including proceeds from the sale of assets) were $1.01 billion for the first nine months of 2006, up from $894.8 million in the same period of 2005. The increase in capital expenditures reflects higher lease vehicle spending for replacement and expansion of customer fleets.

Cash Flow and Leverage
     Operating cash flow through September 30, 2006 was $611.6 million, up 30% from $470.8 million in the same period of 2005. Total cash generated (including proceeds from used vehicle sales) through September 30, 2006, was $921.9 million, up 19% from $773.1 million in the same period of 2005. Free cash flow through September 30, 2006 was negative $253.8 million compared with negative $347.8 million for the year-earlier period. The improvement was due primarily to lower income tax payments, as the year-earlier period included a $176 million payment related to the 1998 to 2000 tax years, offset partially by increased capital spending.
     Balance sheet debt as of September 30, 2006 increased by $446.8 million compared with year-end 2005, due primarily to increased capital spending required to support contractual revenue growth, and the impact of share repurchases. The leverage ratio for balance sheet debt as of September 30, 2006 was 160%, compared with 143% at year-end 2005. Total obligations to equity as of September 30, 2006 were 166%, up from 151% at year-end 2005. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “Going forward, we are focused on optimizing returns on our commercial rental fleet, while accelerating the profitable growth of all of our contractual business within Fleet Management Solutions. We are also committed to the profitable growth of our offerings within Dedicated Contract Carriage and Supply Chain Solutions, which are entirely contract-based.”
     He continued, “We are setting our full-year 2006 forecast range at $4.01 to $4.06 per share including the $0.06 pension charge; this is based on a reaffirmation of our fourth quarter 2006 EPS forecast in the range of $1.05 to $1.10.” Ryder’s current full-year 2006 earnings forecast, excluding the tax changes and pension charge, is raised to the range of $3.96 to $4.01 per share.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, Latin America, Europe and Asia.
     The National Safety Council selected Ryder as the first transportation company to receive the Green Cross for Safety Medal — its highest honor — for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.
     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 375th on the Fortune 500 and 1,433rd on the Forbes Global 2000.
     For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, our failure to successfully implement new sales growth initiatives in our FMS business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals particularly with respect to pension, taxes and revenue, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules, or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, October 25, 2006, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG4527662 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-510-9771 (outside U.S. dial 1-402-344-6800) and use the Passcode: 1025, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2006 and 2005
(In millions, except per share amounts)

	Three Months		Nine Months
	2006	2005	2006	2005

Revenue	$1,620.5	1,490.6	$4,712.6	4,196.1

Operating expense	700.0	657.2	2,064.1	1,902.6
Salaries and employee-related costs	354.2	314.6	1,035.7	928.6
Subcontracted transportation	220.4	183.5	637.9	425.1
Depreciation expense	188.0	188.1	549.6	556.3
Gains on vehicle sales, net	(11.0)	(12.3)	(38.8)	(38.1)
Equipment rental	25.4	25.2	76.3	77.3
Interest expense	36.4	31.3	102.9	89.1
Miscellaneous income, net	(0.4)	(2.1)	(6.2)	(7.4)
Restructuring and other charges (recoveries), net	0.1	(0.4)	(0.1)	(0.6)

	1,513.1	1,385.1	4,421.4	3,932.9

Earnings before income taxes	107.4	105.5	291.2	263.2
Provision for income taxes	(42.1)	(42.2)	(108.1)	(95.1)

Net earnings	$65.3	63.3	$183.1	168.1

Earnings per common share — Diluted:
Net earnings	$1.06	0.98	$2.97	2.60

Weighted-average shares outstanding — Diluted	61.7	64.5	61.7	64.8

Memo:
EPS Impact of pension accounting (charge)	$(0.06)	—	$(0.06)	—
EPS Impact of tax changes	—	—	0.11	0.12

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	September 30,	December 31,
	2006	2005

Assets:

Cash and cash equivalents	$128.1	128.7
Other current assets	1,249.8	1,035.1
Revenue earning equipment, net	4,303.9	3,794.4
Operating property and equipment, net	497.5	486.8
Other assets	548.9	588.3

	$6,728.2	6,033.3

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$389.3	269.4
Other current liabilities	1,044.6	984.0
Long-term debt	2,242.9	1,916.0
Other non-current liabilities (including deferred income taxes)	1,406.0	1,336.4
Shareholders’ equity	1,645.4	1,527.5

	$6,728.2	6,033.3

SELECTED KEY RATIOS

	September 30,	December 31,
	2006	2005

Debt to equity	160%	143%
Total obligations to equity (a) *	166%	151%

	Twelve months ended September 30,
	2006	2005

Return on average shareholders’ equity (b)	15.3%	15.1%
Return on average assets (b)	3.9%	4.0%
Return on capital*	8.0%	7.7%
(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes discontinued operations and the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2006 and 2005
(Dollars in millions)

	Three Months			Nine Months
	2006	2005	B(W)	2006	2005	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$464.3	447.4	4%	$1,375.8	1,334.6	3%
Contract maintenance	37.3	34.0	10%	104.0	101.9	2%
Contract-related maintenance	49.3	47.6	4%	144.4	143.5	1%
Commercial rental	181.5	183.4	(1%)	502.3	511.0	(2%)
Other	17.7	16.2	9%	53.2	50.3	6%
Fuel	309.9	282.2	10%	911.0	763.7	19%

Total Fleet Management Solutions	1,060.0	1,010.8	5%	3,090.7	2,905.0	6%
Supply Chain Solutions	513.8	433.4	19%	1,485.4	1,155.1	29%
Dedicated Contract Carriage	146.4	139.0	5%	428.6	400.8	7%
Eliminations	(99.7)	(92.6)	(8%)	(292.1)	(264.8)	(10%)

Total revenue	$1,620.5	1,490.6	9%	$4,712.6	4,196.1	12%

Operating Revenue: *
Fleet Management Solutions	$750.1	728.6	3%	$2,179.7	2,141.3	2%
Supply Chain Solutions	299.1	254.3	18%	862.8	741.6	16%
Dedicated Contract Carriage	140.7	134.6	5%	413.3	389.2	6%
Eliminations	(50.3)	(49.0)	(3%)	(147.6)	(147.1)	—

Total operating revenue	$1,139.6	1,068.5	7%	$3,308.2	3,125.0	6%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$103.7	102.6	1%	$273.5	262.4	4%
Supply Chain Solutions	16.4	10.6	54%	45.1	25.4	77%
Dedicated Contract Carriage	11.7	9.2	27%	31.4	24.8	27%
Eliminations	(8.6)	(8.2)	(4%)	(24.6)	(23.3)	(6%)

	123.2	114.2	8%	325.4	289.3	12%
Unallocated Central Support Services	(9.8)	(9.1)	(8%)	(28.4)	(26.7)	(6%)

Earnings before restructuring and other recoveries, net and income taxes	113.4	105.1	8%	297.0	262.6	13%
Restructuring and other (charges) recoveries, net and pension (charge)	(6.0)	0.4	NA	(5.8)	0.6	NA

Earnings before income taxes	107.4	105.5	2%	291.2	263.2	11%
Provision for income taxes	(42.1)	(42.2)	—	(108.1)	(95.1)	(14%)

Net earnings	$65.3	63.3	3%	$183.1	168.1	9%

* Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2006 and 2005
(Dollars in millions)

	Three Months			Nine Months
	2006	2005	B(W)	2006	2005	B(W)

Fleet Management Solutions

Total revenue	$1,060.0	1,010.8	5%	$3,090.7	2,905.0	6%
Fuel revenue	(309.9)	(282.2)	10%	(911.0)	(763.7)	19%

Operating revenue *	$750.1	728.6	3%	$2,179.7	2,141.3	2%

Segment earnings before income taxes	$103.7	102.6	1%	$273.5	262.4	4%

Earnings before income taxes as % of total revenue	9.8%	10.1%		8.9%	9.0%

Earnings before income taxes as % of operating revenue *	13.8%	14.1%		12.5%	12.3%

Supply Chain Solutions

Total revenue	$513.8	433.4	19%	$1,485.4	1,155.1	29%
Subcontracted transportation	(214.7)	(179.1)	20%	(622.6)	(413.5)	51%

Operating revenue *	$299.1	254.3	18%	$862.8	741.6	16%

Segment earnings before income taxes	$16.4	10.6	54%	$45.1	25.4	77%

Earnings before income taxes as % of total revenue	3.2%	2.4%		3.0%	2.2%

Earnings before income taxes as % of operating revenue *	5.5%	4.2%		5.2%	3.4%

Memo: Fuel costs	$26.6	23.8	(12%)	$79.3	66.5	(19%)

Dedicated Contract Carriage

Total revenue	$146.4	139.0	5%	$428.6	400.8	7%
Subcontracted transportation	(5.7)	(4.4)	30%	(15.3)	(11.6)	31%

Operating revenue *	$140.7	134.6	5%	$413.3	389.2	6%

Segment earnings before income taxes	$11.7	9.2	27%	$31.4	24.8	27%

Earnings before income taxes as % of total revenue	8.0%	6.6%		7.3%	6.2%

Earnings before income taxes as % of operating revenue *	8.3%	6.8%		7.6%	6.4%

Memo: Fuel costs	$27.8	24.9	(12%)	$80.4	67.7	(19%)

* Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

OPERATING REVENUE RECONCILIATION	Three Months		Nine Months
	2006	2005	2006	2005

Total revenue	$1,620.5	1,490.6	$4,712.6	4,196.1
Fuel services and subcontracted transportation revenue	(530.3)	(465.7)	(1,548.9)	(1,188.8)
Fuel eliminations	49.4	43.6	144.5	117.7

Operating revenue *	$1,139.6	1,068.5	$3,308.2	3,125.0

CASH FLOW RECONCILIATION	Nine months ended September 30,
	2006	2005

Net cash provided by operating activities	$611.6	470.8
Proceeds from sales (primarily revenue earning equipment)	256.9	252.6
Collections of direct finance leases	51.3	49.7
Other investing, net	2.1	—

Total cash generated *	921.9	773.1
Capital expenditures	(1,171.6)	(1,105.8)
Acquisitions	(4.1)	(15.1)

Free cash flow *	$(253.8)	(347.8)

DEBT TO EQUITY RECONCILIATION	September 30,		December 31,
	2006	% to Equity	2005	% to Equity

On-balance sheet debt	$2,632.2	160%	2,185.4	143%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	91.7		117.0

Total obligations *	$2,723.9	166%	2,302.4	151%

NET EARNINGS RECONCILIATION	Three Months		Nine Months
	2006	2005	2006	2005

Net earnings	$65.3	63.3	$183.1	168.1
Excluding tax changes and pension charge	3.5	—	(3.2)	(7.6)

Net earnings excluding tax changes and pension charge *	$68.8	63.3	$179.9	160.5

EPS RECONCILIATION	Three Months		Nine Months
	2006	2005	2006	2005

Earnings per share	$1.06	0.98	$2.97	2.60
Excluding tax changes and pension charge	0.06	—	(0.05)	(0.12)

Earnings per share excluding tax changes and pension charge *	$1.12	0.98	$2.91	2.48

RETURN ON CAPITAL RECONCILIATION	Twelve months ended September 30,
	2006	2005

Net earnings (12-month rolling period)	$241.9	230.8
- Discontinued operations	(1.7)	—
+ Cumulative effect of changes in accounting principles	2.4	—
+ Income taxes	142.4	118.3

Adjusted earnings before income taxes	385.0	349.1
+ Adjusted interest expense (b)	140.4	120.8
- Adjusted income taxes (c)	(202.8)	(181.9)

= Adjusted net earnings for ROC (numerator)	$322.6	288.0

Average total debt	$2,349.6	2,035.3
+ Average off-balance sheet debt	110.4	160.4
+ Average adjusted total shareholders’ equity (d)	1,577.4	1,530.6

= Adjusted average total capital (denominator)	$4,037.4	3,726.3

Adjusted ROC *	8.0%	7.7%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of tax benefits recognized through September 30, 2006 and 2005.

(d)	Represents shareholders’ equity adjusted for discontinued operations, accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure

Earnings per share amounts are calculated independently for each component and may not be additive due to rounding. Certain prior period amounts have been reclassified to conform to current year presentation.